UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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KOHL’S CORPORATION
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

Item 1: On April 25, 2022, Macellum Badger issued the following press release:

Macellum Sets the Record Straight Following Kohl's' Apparent Attempt to Mislead Shareholders and Rewrite History

Issues Rebuttal Presentation That Exposes and Refutes the Distortions in Kohl's' April 21 Presentation

Makes Clear That Kohl's Has Underperformed Its Peers and Contends There Is Significant Risk without Meaningful Board Change or an Announced Fair Sale of Kohl’s Before the Annual Meeting

Urges Shareholders to Vote on the WHITE Proxy Card to Elect Macellum's 10 Highly Qualified, Independent Nominees

NEW YORK--(BUSINESS WIRE)--Macellum Advisors GP, LLC (together with its affiliates, “Macellum” or “we”), a long-term holder of nearly 5% of the outstanding common shares of Kohl’s Corporation (NYSE: KSS) (“Kohl’s” or the “Company”), today issued a rebuttal presentation to the Company's April 21 presentation that highlights the incumbent Board of Directors' (the "Board") apparent attempts to mislead shareholders about its historical performance and Macellum's ideas. As a reminder, Macellum is asking shareholders to vote on the WHITE proxy card to elect its full slate of 10 aligned and experienced director candidates at the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”). Learn more at www.KeepKohlsAccountable.com.

CLICK HERE TO DOWNLOAD AND VIEW THE REBUTTAL PRESENTATION

Jonathan Duskin, Macellum's Managing Partner, commented:

"We believe Kohl's' latest apparent attempt to mislead shareholders and rewrite history in its April 21 presentation only validates our case for urgent change. Rather than assume accountability for years of underperformance, a flawed alternatives process and an ineffective strategy, the incumbent Board appears intent on continuing to dispute reality and disparage Macellum.

Do not be fooled by the incumbent Board's misrepresentation of key facts: the truth is that the Company has lagged its direct peers, off-price peers, other retail peers and its own TSR peers over multiple time horizons due to a stale, inferior strategy. We contend shareholders will suffer significantly without meaningful Board change or an announced fair sale of Kohl's. This is why we are pursuing a shareholder-driven overhaul of the Board that we believe can lead to a superior strategic review and infuse necessary ownership perspectives and accountability into the boardroom. Kohl's does not need to continue suffering from a lack of financial, governance and strategic planning acumen in the boardroom.

We believe only one set of nominees in this contest has advocated for shareholders' best interests, communicated transparently with shareholders and released a comprehensive strategic plan to deliver up to $14.77 in earnings per share over the near-term. Unlike the incumbent Board, my fellow nominees and I will prioritize business integrity, urgency and transparency in the boardroom. We are committed to acting in the best interests of all shareholders and objectively exploring all paths to long-term value creation."

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VISIT WWW.KEEPKOHLSACCOUNTABLE.COM TO REVIEW OUR PRESENTATION.

VOTE THE WHITE PROXY CARD TO ELECT MACELLUM’S ALIGNED AND EXPERIENCED SLATE.

CONTACT INFO@SARATOGAPROXY.COM WITH QUESTIONS ABOUT YOUR PROXY AND HOW TO VOTE.

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About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all stockholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

For Media:

Longacre Square Partners

Greg Marose / Casie Connolly / Bela Kirpalani, 646-386-0091

macellum@longacresquare.com

Item 2: On April 25, 2022, Macellum Badger issued an Investor Presentation titled “Keep Kohl’s Accountable”, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference.

Item 3: On April 25, 2022, Macellum Badger uploaded the following materials to https://KeepKohlsAccountable.com: